Exhibit 6 (viii)
                            DEBT SETTLEMENT AGREEMENT

         THIS DEBT SETTLEMENT AGREEMENT ("Agreement"), is hereby made effective on June 11, 1999, by and between Hudson Consulting Group, Inc., a Nevada corporation, and Global Universal, Inc., a Nevada corporation (hereinafter collectively referred to as "Consultants"); and Genesis Capital Corporation of Nevada, a Nevada corporation; Motor Sports on Dirt, Inc., a Texas corporation; Calbear Gas, LLC, a Texas limited liability company; and Donald L. Walker, an individual resident of Arkansas (hereinafter collectively referred to as "Debtors").

                                    Recitals

         WHEREAS, Genesis Capital Corporation of Nevada ("Genesis") incurred certain debts by entering into Consulting Agreements with the Consultants (attached as Exhibits A and B), which agreements were accompanied by Security Agreements (attached as Exhibits C and D) and Secured Promissory Notes (attached as Exhibits E and F), all of which agreements were executed by Genesis in favor of the Consultants;

         WHEREAS, Genesis incurred an additional debt by entering into a Preferred Stock Buyback Agreement (attached as Exhibit G) with one of the Consultants (Global Universal, Inc.);

         WHEREAS, Motor Sports on Dirt, Inc. ("Motor Sports") entered into an Acquisition Agreement with Genesis, which together with Addendum #1 to such Acquisition Agreement required Motor Sports to pay all of the above-described debts owed to Consultants;

         WHEREAS, the above-described  agreements allow for interest,  attorneys
fees,   and  costs  of  suit--and   applicable  law  may  allow  for  additional
consequential damages--if the agreements were breached;

         WHEREAS, the above-described debts were due and payable from Genesis as of March 25, 1999; such debts were assumed by Motor Sports pursuant to the Acquisition Agreement dated April 6, 1999; such debts have not been paid to date; and Motor Sports is now technically in breach of the agreements creating these debts, but is making attempts to remedy such breach;

         WHEREAS, Consultants are willing to forgive all indebtedness, interest, attorneys fees, and consequential damages arising from or connected with the above-described agreements in exchange for two cash payments from Debtors, as follows: one payment in the amount of $345,000 (allocable to all liability arising from the two Consulting Agreements) and the second payment in the amount of $255,000 (allocable to all liability arising from the Preferred Stock Buyback Agreement), on the condition that Consultants receive such payment by wire transfer or certified cashier's check before 5:00 p.m. MDT on June 15, 1999;

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         WHEREAS,  in the  alternative,  Consultants  are willing to forgive all indebtedness, interest, attorneys fees, and consequential damages arising from or connected with the above-described agreements in exchange for the transfer of Donald L. Walker's 100% ownership interest (consisting of 1,000 member shares) in Calbear Gas, LLC (Calbear), whose balance sheet has been warranted to consist of zero (0) liabilities and the following single asset: the non- dilutable ownership of Nine Million Ninety Five Thousand (9,095,000) shares of the common stock of Caye Chapel, Inc. ("Caye");

         WHEREAS, Caye has Forty Million Five Hundred Eighty One Thousand Eight Hundred Thirty Three (40,581,833) shares of its common stock issued and outstanding as of the date of this Agreement; has agreed that it will neither dilute Calbear's shareholder interest in Caye nor effect any reverse split of Caye's Common Stock until June 10, 2002 or until Calbear has fully liquidated its position, whichever occurs sooner;

         WHEREAS, Donald L. Walker is not a volunteer in settling the above-described debts owed to the Consultants, but is the President of Motor Sports and is intervening to settle such debts in order to effect the Closing of the Acquisition Agreement between Motor Sports and Genesis in order to protect his financial interest in Motor Sports, Genesis, and the merger/acquisition of those two entities;

         WHEREAS, Debtors are also willing to guarantee that the value of the 9,095,000 shares of Caye Common Stock owned by Calbear ("the Caye Stock") and transferred to the Consultants will be at least $345,000 upon liquidation, and are further willing to transfer additional shares of Caye Common Stock--or pay other valuable consideration--sufficient to cover any deficiency if liquidation of the Caye Stock fails to net at least $345,000 for Consultants.

                                    Agreement

         NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, and in reliance on the representations and warranties set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties agree as follows:

1. Purchase and Sale. Donald L. Walker ("Walker") hereby agrees to sell, transfer, assign ----------------- and convey to Consultants, and Con-sultants hereby agree to purchase and acquire from Walker, One Hundred Percent (100%) of the total ownership (which consists of 1,000 membership shares) of Calbear. As an integral part of the purchase and sale of Calbear, Walker and Calbear also hereby agree to sell, and Con-sultants agree to purchase, the sole asset owned by Calbear, namely Nine Million Ninety Five Thousand (9,095,000) shares of the common stock of Caye Chapel, Inc. All parties agree that as a result of such purchase and sale, Consultants will become the sole owners of Calbear, and the sole owners of the Nine Million Ninety Five Thousand (9,095,000)shares of Caye Chapel, Inc. described in this Agreement.

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2.   Purchase Price and  Settlement of Debt. The aggregate  purchase price to be paid by the -------------------------------------  Consultants for the 100%
     ownership of Calbear and of the 9,095,000 shares of Caye Chapel, Inc. shall be the cancellation of SIX HUNDRED THOUSAND dollars ($600,000) in unpaid
     debt  and  unpaid  claims  for  interest,   attorney   fees,  and  possible
     consequential damages arising from or connected with the unpaid Consulting Agreements, Security Agreements, Secured Promissory Notes, and Preferred Stock Buyback Agreement attached as Exhibits A-- G to this Agreement. Each of the Debtors hereby agree to the terms of this Agreement.

3. Guarantee of Minimum Value of Caye Stock. Calbear and Walker hereby guarantee that the value of the 9,095,000 shares of Caye Stock described in this Agreement will be worth at least $345,000 upon liquidation, and Calbear and Walker hereby agree, covenant and promise to transfer additional shares of Caye common stock--or pay other valuable consideration--sufficient to cover any deficiency if liquidation of the Caye Stock fails to net at least $345,000 upon liquidation.

4. Transfer of Shares in Genesis Capital Corporation of Nevada. Genesis, Motor Sports, ----------------------------------------------------------- Walker,
     Calbear, Hudson and Global all agree that the transfer of Eleven Million Seven Hundred Ninety Thousand shares of Genesis common stock contemplated in the Acquisition Agreement and Addendum #1 thereto shall be completed from Genesis to Motor Sports on the following conditions: the Consultants succeed in liquidating enough of the Caye Chapel stock to satisfy the $600,000 in unpaid debts and claims the Consultants have (as described in this Agreement), and all other relevant conditions in the Acquisition Agreement and Addendum #1 are met.

5. Representations and Warranties of Walker and Calbear. In order to induce Consultants to enter into this Agreement and to complete the transaction contemplated hereby, Walker and Calbear represent and warrant that each of the following are true and complete statements of material fact as of the date of this Agreement and the Closing Date:

         A. Entity Existence. Calbear Gas, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation, with full authority to own, lease and operate property and to carry on business as it is now being conducted. Calbear is duly qualified to do business in--and is in good standing in-- every jurisdiction where such qualification is necessary to carry out the terms of this Agreement.

         B. Walker's Ownership of Calbear. Walker is the sole owner of Calbear, such ownership being represented by 1,000 member shares in Calbear, all of which are shares are owned by Walker, free and clear of all liens, encumbrances and restrictions of any nature whatsoever, except that such shares have not been registered under the 1933 Securities Act, as amended, or any applicable state securities laws.

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         C. Calbear's Assets and Liabilities.  Calbear has zero (0) liabilities, and its sole asset is the ownership of Nine Million Ninety Five Thousand (9,095,000) shares of the common stock of Caye Chapel, Inc., which Calbear holds free and clear of all liens, encumbrances and restrictions of any nature whatsoever, except that such shares have not been registered under the 1933 Securities Act, as amended, or any applicable state securities laws. The Caye Stock is all validly issued, fully paid and non-assessable, with full voting rights, dividend rights, and the rights to receive the proceeds of liquidation, if any, as set forth in Caye's Articles of Incorporation and Bylaws.

         D. Caye's Capitalization. As of the date of this Agreement, Caye's entire authorized equity capital consists of Fifty Million (50,000,000) shares of $.001 par value common stock, of which Forty Million Five Hundred Eighty One Thousand Eight Hundred Thirty Three (40,581,833) shares are currently issued and outstanding. There will be no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into voting stock, and no outstanding subscriptions, warrants, calls, options, rights, commitments or other agreements calling for the issuance of any additional shares of Caye's common stock or of any other voting or equity security.

         E. No Misleading Statements or Omissions. Neither this Agreement nor any document attached to this Agreement or presented to the Consultants in connection herewith contain or will contain any materially misleading statement, nor do they omit to make any statement of fact necessary to make the other statements or facts set forth herein not materially misleading.

         F. Walker's and Calbear's Authority for Agreement. Walker and Calbear have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. Walker and Calbear have each duly executed and delivered this Agreement; it constitutes the valid and legally binding obligation of both Walker and Calbear, enforceable according to its terms. To the best knowledge of Walker and Calbear, after due inquiry, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with any mortgage, indenture, lease, contract, commitment, agreement, or other instrument applicable to either Walker or Calbear or any of its properties or assets.

         G. Consents and Authorizations. Any consent, approval, order or authorization of, or registration, declaration, compliance with or filing with any governmental or regulatory authority required of the Debtors in connection with the execution and delivery of this Agreement to permit the consummation of the transactions contemplated herein shall be accomplished by the Debtors in a timely manner and in accordance with federal and/or state law.

         H. Assurances of Anti-Dilution and Lifting Restrictions on Stock. Calbear and Walker have received contractual assurances from Caye Chapel, Inc. to the effect that (i) Caye

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         will neither dilute Calbear's  shareholder  interest in Caye nor effect any reverse split of Caye's Common Stock until June 10, 2002 or until Calbear has fully liquidated its position, whichever occurs sooner;
         (ii) Caye will exert its best efforts to make available, as soon as reasonably possible and in no event more than 10 days from the date of this Agreement, "current public information" on itself sufficient to comply with the "current public information" requirement set forth in Rule 144 promulgated under the Securities Act of 1933; and (iii) Caye will cooperate to the fullest extent possible with removing the restrictive legend, as soon as possible, from the 9,095,000 shares of Caye Stock transferred pursuant to this Agreement.

         I. Ownership of Caye Stock Certificate No. 1025. Calbear is the legal and lawful owner of stock certificate no. 1025 (a true and correct copy of which is attached as Exhibit H to this Agreement), representing 9,095,000 shares of the common stock of Caye Chapel, Inc., currently registered in the name of Churchill Resources, Inc., and its ownership is free and clear of any lien, encumbrance, or restriction on transfer, except that the shares represented by certificate no. 1025 have not been registered under the Securities Act of 1933 or any relevant state securities law. Neither Calbear nor Walker have transferred or will transfer any of the shares represented by certificate 1025 to any other person whomsoever.

6. Term. All representations, warranties, covenants and agreements made in this Agreement and in the exhibits attached hereto shall survive the execution and delivery of this Agreement and any payments made pursuant hereto.

7. Conditions Precedent to Closing. The obligations of the Consultants under this Agreement are subject to the fulfillment--before or at the Closing--of each of the following conditions, and no obligation on the part of the Consultants shall arise or be enforceable until all of such conditions are met:

         A. The representations and warranties contained in this Agreement shall all be true and correct;

         B. The Debtors shall have performed or complied with all terms and conditions of this Agreement which are required to be performed or complied with before or at the time of Closing;

         C. Walker shall provide Consultants with a true and correct copy of a signed contract between Caye Chapel, Inc. and Calbear including the following terms: (i) Caye will neither dilute Calbear's shareholder interest in Caye nor effect any reverse split of Caye's Common Stock until June 10, 2002 or until Calbear has fully liquidated its position, whichever occurs sooner; (ii) Caye will exert its best efforts to make available, as soon as reasonably possible and in no event more than 10 days from the date of this Agreement, "current public information" on itself sufficient to comply with the "current

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         public information" requirement set forth in Rule 144 promulgated under the Securities Act of 1933; and (iii) Caye will cooperate to the fullest extent possible with removing the restrictive legend, as soon as possible, from the 9,095,000 shares of Caye Stock transferred pursuant to this Agreement.

         D. Walker shall provide Consultants with written proof that he is the sole and exclusive owner of all membership interest in Calbear Gas, LLC.

         E. Walker shall provide Consultants with written proof that Caye Chapel, Inc. currently has no more than 50,000,000 shares of common stock authorized, and no more than 40,581,833 shares of its common stock issued and outstanding.

         F. Walker shall provide Consultants with written proof that Calbear is the rightful owner, with ownership free and clear of any lien, encumbrance, or restriction on transfer (other than as required by the Securities Act of 1933, rules and regulations promulgated thereunder, or comparable state securities laws), with regard to stock certificate 1025 (attached hereto as Exhibit H), which is currently registered in the name of Churchill Resources, Inc., and that Walker has full power, authority, and right to transfer such certificate into the name of Consultants.

8. Conditional Return of the Caye Stock. Consultants hereby agree to return Walker's 100% interest in Calbear (and all 9,095,000 shares of the Caye Stock) on the condition that the following event occurs at or before Closing: Debtors make two cash payments to Consultants, as follows: one in the amount of $345,000 for payment of all liability arising from the two Consulting Agreements and the other in the amount of $255,000 for payment of all liability arising from the Preferred Stock Buyback Agreement, such payment to be made by wire transfer or certified cashier's check.

         If Debtors do not make the cash payments for $345,000 and $255,000 by the Closing Date in the manner set forth in this Agreement, then the sale of Calbear and the Caye Stock shall be consummated as set forth in This Agreement. The Consultants shall then have the absolute and irrevocable right, obtained in consideration for releasing the Debtors from $600,000 in debts and unpaid claims, to complete ownership of Calbear and the Caye Stock.

9. Closing. The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at or before 5:00 p.m. Mountain Daylight Time on June 15, 1999. The Closing shall occur at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101, or at such other place as the parties hereto shall agree upon in writing. At the Closing, all of the documents, payments, and items referred to in this Agreement shall be exchanged. Facsimiles of signatures and documents shall be accepted by all parties as originals, so long as they are legible.


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10.      Non-Circumvention.  Debtors  agree not to terminate  this  Agreement or refuse to perform any of its terms solely as a means to avoid paying Consultants under this Agreement. Debtors will not act in any other way to circumvent paying Consultants.

11. Calculation of Profits. The Debtors and Consultants acknowledge that in the event Consultants, as a result of this Agreement, receive shares of the Caye Stock, they may be considered an "affiliate" subject to
         Section 16(b) of the Securities Exchange Act of 1934 (the "'34 Act"). In this regard, Debtors and Consultants agree that for the purposes of any "profit" computation under Section 16(b) of the '34 Act, the price paid for such shares is equal to the amount of the debts and unpaid claims forgiven.

12. Indemnification. Subject to the provisions herein, Debtors and Consultants shall indemnify, defend and hold each other harmless from and against all demands, claims, actions, damages, liabilities, costs and expenses (including, without limitation, interest, penalties and attorneys' fees) asserted or imposed against or incurred by any other party, arising from any action of, or a breach of any representation, warranty, covenant, or agreement of, any other party to this Agreement.

13. Remedies. Debtors and Consultants acknowledge that in the event of a breach of this Agreement by any of the debtors, money damages would be inadequate, and the non- breaching parties would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

14.      MISCELLANEOUS.

         A. Subsequent Events. Consultants and Debtors agree to notify each other if, subsequent to the date of this Agreement, any party incurs obligations which could compromise its efforts and obligations under this Agreement.

         B. Amendment. This Agreement may be amended or modified at any time or in any manner, but only by an instrument in writing executed by the parties hereto.

         C. Entire Agreement. This Agreement contains the entire agreement between Consultants and Debtors relating to the settlement of the debts described herein. This Agreement supersedes any and all prior agreements, arrangements, or understandings (written or oral) between the parties with respect to the settlement of such debts. No understandings, statements, promises, or inducements contrary to the terms of this Agreement exist with respect to the settlement of the debts described herein. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party with respect to the settlement of the debts

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         described  herein.  This Agreement  does not supersede the  Acquisition
         Agreement between Motor Sports and Genesis, dated April 6, 1999 and amended by Addendum #1 dated May 10, 1999. Those written agreements shall be construed together with this Agreement to effect the intent of the parties, but no oral expressions or agreements whatsoever shall be used to modify or supplement the terms of the written agreements referred to herein.

         D. Waiver. Any failure of any party to this Agreement to comply with any of its obligations hereunder may be waived in writing by the party to whom compliance is owed. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision or a waiver of the right to enforce such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         E. Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

         G. Headings and Captions. The section headings in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         H. Governing Law. All provisions of this Agreement shall be interpreted under the laws of the State of Utah, without regard to its conflict of laws rules. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, Utah. The parties expressly consent to the personal jurisdiction of the above-identified courts and agree to exclude and waive any statute, law or treaty which allows or requires any dispute to be decided in any forum, or by any law, other than as provided in this Agreement.

         I. Binding Effect. This Agreement is binding on the parties hereto and inures to the benefit of the parties, their respective heirs, admin-istrators, executors, successors, and assigns.

         J. Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         K. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action. Attorney's fees, court costs, or other costs may be ordered by the court in its decision of the action or may be enforced in a separate action for such fees and costs. If any party is represented by in-house counsel, the

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



         attorney fee attributed to in-house counsel shall equal the attorney fee normally charged by attorneys in the prevailing party's community who have similar backgrounds.

         L. Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or un-enforceability shall not affect any other provisions of this Agreement. Instead, this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

         M. Mutual Cooperation The parties shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other documents and take such other actions as may be necessary or convenient to effect the transactions described herein.

         N. Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such executed copy may be delivered by facsimile or similar electronic transmission device if such delivery produces legible copies of the relevant signatures. Such execution and delivery shall be valid, binding and effective for all purposes.

         O. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any right or remedy by reason of this Agreement, unless this Agreement specifically states such intent.

         P. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

         "Global" or "Consultant
         Global Universal, Inc.

         __________/s/__________________
         Ronald Welborn, President

         "Hudson" or "Consultant"
         Hudson Consulting Group, Inc.

                  /s/
         Richard Surber, President


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        "Calbear" or "Debtor"
        Calbear Gas, LLC


        ____________/s/________________
        Donald L. Walker, Member

        "Genesis" or "Debtor"
        Genesis Capital Corporation  of Nevada

        _____________/s/_______________
        Reginald L. Davis, President

        "Motor Sports" or "Debtor"
        Motor Sports On Dirt, Inc.

        _____________/s/_______________
        Donald L. Walker, President





       "Walker" or "Debtor"
       Donald L. Walker, an individual


       _______________/s/_____________
       Donald L. Walker, an individual




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